---------
 FORM 3
 ---------
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility (Print or Type Responses) Holding
   Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

========================================= ===================================================== ===================================
1. Name and Address of Reporting Person*  2. Date of Event       4. Issuer Name and Ticker or
Horrow              Richard        B.        Requiring Statement    Trading Symbol Inforetech
                                             (Month/Day/Year)       Wireless Technology, Inc.
-----------------------------------------                        -------------------------------------- ---------------------------
  (Last)             (First)    (Middle)     2/19/2003           5. Relationship of Reporting Person(s)  6.If Amendment, Date of
                                                                    to Issuer                             Original (Month/Day/Year)
                                                                         (Check all applicable)

6800 SW 40th Street, Suite 174                                     X Director             10%  Owner
                                                                -----                -----
                                                                     Officer (give        Other(specify
                                                                -----    title below)-----       below)  ---------------------------
                                                                                                         7.Individual or Joint/Group
                                                                                                           Filing (Check Applicable
                                                                                                           Line)
                                                                                                           X   Form filed by One
                                                                                                          ---- Reporting Person
------------------------------------------ ------------------------------
              (Street)                     3. I.R.S. Identification                                       ____ Form filed by More
                                              Number of Reporting                                              than  One Reporting
                                              Person,                                                          Person
                                              if an entity (voluntary)

  Miami,         Florida          33155


------------------------------------------ -----------------------------------------------------------------------------------------
(City)          (State)           (Zip)
                                                Table I - Non-Derivative Securities Beneficially Owned

================================================================= ==================================================================
1.  Title of Security                2.  Amount of Securities         3.  Ownership      4.  Nature of Indirect Beneficial Ownership
    (Instr. 4)                           Beneficially Owned               Form: Direct       (Instr. 5)
                                         (Instr. 4)                      (D) or Indirect
                                                                         (I) (Instr. 5)

----------------------------------  -------------------------------- ------------------ --------------------------------------------
Class A Common Stock                   750,000 (1)                      D
----------------------------------  -------------------------------- ------------------ --------------------------------------------

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==================================  ================================ ================== ============================================


Reminder:   Report on a separate line for each class of securities beneficially owned directly or indirectly
*If the form is filed by more than one reporting person, see Instruction 5(b)(v)
             Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


FORM 3 (continued)   Table II -- Derivative Securities Beneficially Owned (e.g.,
                                 puts, call, warrants, options, convertible securities)

-----------------------  ------------------  ------------------------- ------------- -------------- --------------------------------
1.  Title of Derivative  2. Date Exer-       3.  Title and Amount of   4. Conver-    5.  Owner-     6.  Nature of Indirect
    Security (Instr. 4)     cisable and          Securities Underlying    sion or        ship           Beneficial Ownership
                            Expiration           Derivative Security      Exercise       Form of        (Instr. 5)
                            Date                   (Instr. 4)             Price of       Deriv-
                           (Month/Day/Year)                               Deriva-        Ative
                                                                          tive           Security:
                                                                          Security       Direct
                                                                                         (D) or
                                                                                         Indirect
                                                                                         (I)
                                                                                         (Instr.5)

----------------------- --------- ----------- ------------------------ -------------
                         Date      Expira-         Title     Amount or
                         Exer-     tion                      Number of
                         cisable   Date                      Shares
----------------------- --------- ----------- ------------------------ ------------- -------------- -------------- -----------------
                                                                                        D
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Explanation of Responses:
(1) 750,000 of the issued shares will vest effective May 1, 2003


                                                                                        By:    /s/ Rick B. Harrow         3/7/2003
                                                                                            ----------------------       ---------
                                                                                               Rick B. Harrow              Date
                                                                                        Signature of Reporting Person


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.